Exhibit 99.2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO ALLIANCE VENTURES B.V., RENAULT S.A.S., MITSUBISHI MOTORS CORPORATION AND NISSAN MOTOR CO., LTD. IF PUBLICLY DISCLOSED.

EXECUTION COPY

Amended and Restated JOINT VENTURE Agreement

Between

RENAULT S.A.S.

MITSUBISHI MOTORS CORPORATION NISSAN MOTOR CO., LTD.
And ALLIANCE VENTURES B.V. Relating to
ALLIANCE VENTURES B.V.

Dated as of 2 October 2019

TABLE OF CONTENTS

Clause		Page

1	Definitions and interpretation	2
2	SHARE CAPITAL	9
3	Completion	10
4	Corporate Governance	10
5	Reserved Matters	17
6	Escalation Procedure	17
7	Business plan and BUDGET	17
8	reporting and information rights of shareholders	18
9	DIVIDENDS	19
10	FURTHER FINANCING	19
11	TRANSFER OF SHARES	20
12	DEFAULT EVENTs	21
13	CONFIDENTIALITY	23
14	TERM AND TERMINATION	24
15	No Partnership or Agency	25
16	Internal Control AND ONGOING commitments	25
17	Conflict with articles of association	26
18	MISCELLANEOUS	26

SCHEDULES

Schedule 1.1.1

Deed of Amendment

Schedule 1.1.2

Investment Proposals

Schedule 1.1.3

Supporting Materials

Schedule 2.1.1

Capital structure immediately following Completion

Schedule 2.1.2(a)

Deed of Issuance

Schedule 3.2(a)

Written Shareholders’ resolution

Schedule 4.2.1(a)

Investment Policy Statement

Schedule 5

Reserved Matters

Schedule 10.1.1

Share premium contribution agreement

Schedule 11.3.1

Deed of Adherence

Schedule 12.3.1

Independent Expert

THIS AMENDED AND RESTATED JOINT VENTURE AGREEMENT (the Agreement) is dated 2 October 2019 and made between:

(1)	Renault S.A.S., a simplified joint stock company (société par actions simplifiée) organized and existing under the laws of the Republic of France, with its registered office at 13-15 Quai Alphonse Le Gallo, 92100 Boulogne-Billancourt, France, registered under number 780 129 987 in the Registry of Commerce and Companies of Nanterre, France (Renault);

(2)	Mitsubishi Motors Corporation, a company organized and existing under the laws of Japan, having its registered office at 1-21, Shibaura 3-chome, Minato-ku, Tokyo 108-8410, Japan, registered with the trade register of Tokyo, Japan (Legal Affairs Bureau Tokyo, Japan) under number 0104-01-029044 (MMC);

(3)	Nissan Motor Co., Ltd., a company organized and existing under the laws of Japan, having its registered office at No. 2 Takaro-cho, Kanagawa-ku Yokohama-shi, Kanagawa 220-8623, Japan, registered with the trade register of Yokohama, Japan (Legal Affairs Bureau Yokohama, Japan) under number 0200-01-031109 (Nissan); and

(4)	Alliance Ventures B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law, having its official seat in Amsterdam, the Netherlands, and its registered office address at Jachthavenweg 130, 1081KJ, Amsterdam, the Netherlands, registered with the Dutch trade register under number 70350426 (the Company);

Parties (1) through (3) are also jointly referred to as the Shareholders and individually as a Shareholder;

Parties (1) through (4) are also jointly referred to as the Parties and individually as a Party;

WHEREAS:

(A)	the Shareholders entered into a joint venture agreement dated 27 February 2018 (the Original Agreement) to combine their resources, boost open innovation and jointly set up a joint venture vehicle that engages globally in strategic venture capital investments in start-ups active in various businesses relating to the automotive field (e.g. connectivity technology, autonomous driving, battery EV technologies, digital marketing, digital manufacturing, cybersecurity, industry 4.0 and new businesses, etc.) (the Investment Targets and each an Investment Target). The Company acquires equity stakes in Investment Targets, co-invests in external venture capital in which one of the Shareholders has invested and invests in other venture capital funds (the Business). The Company operates from Amsterdam, the Netherlands, and invests globally and it is expected that investments shall have a special focus on the following innovation and start-up hubs: Silicon Valley, Europe (mostly France, Germany and the United Kingdom), Israel, China and Japan. The Company will act as a shared control joint venture vehicle which was incorporated for that purpose by the Shareholders on 20 December 2017 and whose entire issued and outstanding capital has been (legally and beneficially) owned by the Shareholders since that date;

(B)	in order to facilitate the joint investments in Investment Targets, the Shareholders decided to incorporate the Company as a special purpose vehicle. The Company does not qualify as an alternative investment fund within the meaning of article 4 sub 1 a) of Directive 2011/61/EU of the European Parliament and of the Council of 8 June 2011 on Alternative Investment Fund Managers;

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(C)	the Shareholders wish to amend and restate the Original Agreement and each of the Shareholders wishes to enter into this Agreement to record each of their rights and obligations pursuant to their shareholdings in the Company as well as certain aspects of the affairs of the Company;

(D)	each Shareholder shall procure that the Company will, and the Company confirms that it will, comply with applicable Laws, including relevant sanctions laws, tax laws, anti-bribery, anti-social forces and anti-corruption laws; and

(E)	the Company is a party to this Agreement in order to express its agreement to the contents and to accept its obligations under this Agreement;

IT IS AGREED as follows:

1	Definitions and interpretation

1.1	Definitions

1.1.1	Capitalised words and expressions used in this Agreement have the meaning set out below, unless the context clearly requires otherwise:

Accounts

means (i) the annual accounts of the Company regarding the relevant Financial Year, comprising a statement of financial position (balance sheet) at the end of the period, a statement of profit or loss and other comprehensive income for the period, a statement of changes in equity for the period, a statement of cash flows for the period, notes, comprising a summary of significant accounting policies and other explanatory notes, and comparative information prescribed by the generally accepted accounting standard, (ii) the directors report regarding the Company, and (iii) the other information listed in Section 2:392 DCC, including the auditor’s statement in respect of the annual accounts and the directors report, and prepared in accordance with the generally accepted accounting standards;

Affiliate	means in relation to a Party, any person other than a natural person, which is Controlled by, Controls or is under common Control with such Party;

Agreement	has the meaning given in the introduction to this Agreement, as amended or supplemented from time to time;

Alliance Cross Functional Team Innovation or ACFTI	has the meaning given in the Investment Policy Statement;

Alliance Operating Board	means the body overseeing the operations and governance in the Alliance composed of 4 (four) principal members: the [*] of Renault S.A., the [*] of Renault S.A., the [*] of Nissan and the [*] of MMC;

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Articles of Association	means the articles of association of the Company, as amended or supplemented from time to time;
Budget	has the meaning given in Clause 7;
Business	has the meaning given in Recital (A);
Business Day	means a day (other than a Saturday or a Sunday or a public holiday) on which banks are open for business in the Netherlands, France, Japan, other than for internet banking services only;
Business Plan	has the meaning given in Clause 7;
Business Sponsor	has the meaning given in the Investment Policy Statement;
Chairman	has the meaning given in Clause 4.2.3;
Champion	has the meaning given in the Investment Policy Statement;
Company	has the meaning given in the introduction of this Agreement;
Completion	means completion of all the actions set out in Clause 3.2;
Completion Date	means the date on which Completion has taken place;
Control	means, with respect to the relevant person, (i) the direct or indirect ownership or control of more than [*]% ([*] per cent) of the (a) ownership interest or (b) voting power at the general meeting of a similar body, of that person, or (ii) the rights or ability to (a) appoint or remove or (b) direct the appointment or removal of, such number of members of the management board or a similar body of that person with decisive voting power in such body;
Control Event	means, with respect to a Shareholder, (i) an event as a result whereof a Shareholder ceases to be an Affiliate of its Ultimate Beneficial Owner without the prior written consent of the other Shareholders, or (ii) an event as a result whereof a Shareholder’s Ultimate Beneficial Owner no longer owns, directly or indirectly, [*]% ([*] per cent) of the ownership interest in such Shareholder without the prior written consent of the other Shareholders;
Co-Sponsor	has the meaning given in the Investment Policy Statement;
DCC	means the Dutch Civil Code;
Deed of Adherence	has the meaning given in Clause 11.3.1;
Deed of Amendment	means the deed by which the Articles were amended, of which a certified copy is attached hereto as Schedule 1.1.1;

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Deed of Issuance	has the meaning given in Clause 2.1.2(a);
Default Event	has the meaning given in Clause 12.1;
Defaulting Shareholder	has the meaning given in Clause 12.1;
Default Notice	has the meaning given in Clause 12.2.3;
Dispose	means in relation to any Share or any legal or beneficial interest in any Share: (i) to sell, assign, transfer or otherwise dispose of the Share or any legal or beneficial interest in that Share; (ii) to create or permit to subsist any Encumbrance over any Share or any legal or beneficial interest in that Share; (iii) to create any trust or confer any interest over any Share or any legal or beneficial interest in that Share; (iv) to enter into any agreement, arrangement or understanding in respect of the voting rights or the rights to receive dividends, interest or other distributions attaching to any Share; or (v) to agree whether or not subject to any condition precedent or subsequent to do any of the foregoing, and Disposed, Disposal and Disposing shall be construed accordingly;
Encumbrance	means a pledge, mortgage, right of usufruct, attachment, right of retention, reservation of title, title defect (titelgebrek), any right of first refusal, right of pre-emption or any other right to acquire, any arrangement concerning depositary receipts (certificering), restriction on voting or transfer, of any other third party right or security interest of any kind, or the commitment to create any of the foregoing, and to Encumber shall be construed accordingly;
Fair Market Value	means, at the relevant moment in time, the value of Shares, determined in accordance with Clause 12.3;
Financial Year	means the financial year of the Company as set out in the Articles of Association;
General Meeting	means the general meeting of Shareholders;
Governmental Entity	means any international, supranational, European Union, national, federal, regional, provincial, municipal, or local body or authority exercising a legislative, judicial, executive, regulatory or self-regulatory, administrative or other governmental function and with jurisdiction in respect of the relevant matter;
Independent Expert	has the meaning given in Clause 12.3.1;
Insolvency Event	means in relation to any company:

(a)	the Liquidation (voluntary or otherwise), other than a solvent reconstruction or amalgamation, including a legal merger, in which the new company resulting from such reconstruction or amalgamation assumes (and is capable of assuming) all the obligations of the company;

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(b)	it becoming insolvent or unable to pay its debts as and when they become due or it admitting in writing to being generally unable to pay its debt as they become due;

(c)	a decision or resolution of a meeting of its directors, shareholders or other corporate body is taken or passed (or applied or petitioned for) in respect of its winding-up, administration or dissolution, including a bankruptcy (faillissement) or suspension of payments (surseance van betaling) under Dutch law or any other jurisdiction, or to propose or implement a scheme of arrangement with, any of its creditors or a company voluntary arrangement;

(d)	any person presenting a petition or application for its winding-up, administration or dissolution, including a bankruptcy (faillissement) or suspension of payments (surseance van betaling) under Dutch law;

(e)	an order is made by a court of competent jurisdiction, or a resolution is passed, for its winding-up, administration or dissolution, including, without limitation, a bankruptcy (faillissement) or suspension of payments (surseance van betaling) under Dutch law;

(f)	any step is taken by any person (and is not withdrawn or discharged within 30 (thirty) Business Days) to appoint a liquidator, receiver, administrative receiver or administrative manager in respect of it or the whole or a substantial part of its assets or undertaking;

(g)	it seeking or substantially all of its assets becoming subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official;

(h)	it having a secured party taking possession of all or substantially all of its assets or having a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process not being dismissed, discharged, stayed or restrained, in each case within 30 (thirty) Business Days thereafter;

(i)	it entering into a composition or arrangement with its creditors; or

(j)	any event or procedure analogous to any of the events set out in paragraphs (a)through (j)in any jurisdiction;

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Intra-Group Transfer	has the meaning given in Clause 11.2;
Investment Committee	has the meaning given in Clause 4.5.1;
Investment Committee Members	has the meaning given in Clause 4.5.3;
Investment Policy Statement or IPS	has the meaning given in Clause 4.2.1(a);
Investment Proposal	means the formal proposal for a potential investment in an Investment Target prepared in accordance with and meeting the requirements set out in Schedule 1.1.2;
Investment Target	has the meaning given in Recital (A);
Law	means, with respect to the relevant subject matter or person, all applicable legislation, regulations, rules, judgements, directives, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, as well as treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity, and all other laws of, or having effect in, any jurisdiction from time to time;
Liquidation	means the making of a winding up order by the courts or the passing of a resolution by the shareholders or any other relevant corporate body of the relevant company that the company will be wound up, dissolved or liquidated;
Listing	means the admission to listing of a majority of the Company’s share capital on a recognised stock exchange;
Management Board	means the board of managing directors of the Company from time to time as described in more detail in Clause 4.2;
Managing Director	has the meaning given in Clause 4.2.3;
Meeting Right	means the right to attend and participate in the General Meeting and to address the meeting in person or through a representative authorised in writing, pursuant to this Agreement, Dutch law, or the Articles of Association;
MMC	has the meaning given in the introduction of this Agreement;
Nissan	has the meaning given in the introduction of this Agreement;
Non-Defaulting Shareholders	has the meaning given in Clause 12.2.1;

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Notary	means Mr. [*] or any other civil law notary (notaris) (or such notary’s substitute) of Loyens Loeff N.V. in the Netherlands;
Original Agreement	has the meaning given in Recital (A);
Party	has the meaning given in the introduction of this Agreement;
Proof of Concept or PoC	has the meaning given in the Investment Policy Statement;
Renault	has the meaning given in the introduction of this Agreement;
Representatives	means, in relation to a Party, (i) any and all persons authorised to represent such Party (whether or not such authority is subject to limitations), (ii) such Party’s directors, officers and employees (whether or not authorised to represent such Party), (iii) such Party’s Affiliates’ and Representatives of such Affiliates and (iv) any of the professional advisers of such Party, in each case from time to time;
Reserved Matters	means each of the Supervisory Board Reserved Matters and the Shareholder Reserved Matters and all of them collectively, as the context requires;
Sale	means the completion of the acquisition (whether through a single transaction or a series of transactions), by a person or persons acting in concert with each other, of an interest in the Company of more than [*]% ([*]) per cent of the Shares in the Company;
Shareholders	has the meaning given in the introduction of this Agreement and shall include any other persons holding Shares from time to time;
Shareholder Reserved Matters	has the meaning given in Clause 5(a);
Shares	means all the shares in the capital of the Company that are issued and outstanding from time to time;
Subsidiaries	means the companies over which the Company can directly or indirectly exercise Control from time to time;
Supervisory Board	means the board of supervisory directors of the Company from time to time as described in more detail in Clause 4.3;
Supervisory Board Reserved Matters	has the meaning given in Clause 5(b);
Supervisory Directors	has the meaning given in Clause 4.3.3;
Supporting Materials	means the materials required to be submitted in support of the relevant action to be taken by the Investment Committee, the Management Board or the Supervisory Board (as applicable) as described in Schedule 1.1.3;

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Transaction Documents	means this Agreement, the Deed of Amendment, the Deed of Issuance and each other material document to be executed by one or more of the Parties in connection with the transaction contemplated by this Agreement; and
Ultimate Beneficial Owner	means, in respect of a Shareholder, a person which: (i) Controls such Shareholder, (ii) has the right, either alone or pursuant to an agreement with other shareholders or members, to appoint or remove a majority of the management board, supervisory board or equivalent governing body of such Shareholder, or (iii) is a shareholder or member of, and Controls alone or together with other persons, pursuant to an agreement with such other persons, a majority of the voting rights in such Shareholder, either itself or through other persons of which it is the Ultimate Beneficial Owner.

1.2	Interpretation

In this Agreement, unless the context requires otherwise:

(a)	the singular includes the plural and vice versa, and each gender includes the other genders;

(b)	references to any time of day are to the time on that day in the Netherlands;

(c)	references to Recitals, Clauses, Schedules or Annexes are to recitals, clauses, schedules or annexes of this Agreement, and references to this Agreement include the Recitals, Schedules, Annexes and other attachments to this Agreement;

(d)	if and to the extent there is a conflict between the provisions of the main body of this Agreement and the provisions of Schedules and Annexes, or between the Agreement and the Investment Policy Statement, the provisions of the Agreement shall prevail;

(e)	a reference to a person includes any natural person, corporate body, Governmental Entity or any other entity, whether or not having separate legal personality;

(f)	references to any Dutch legal term or concept shall in any jurisdiction other than the Netherlands be construed as a reference to the term or concept which most nearly corresponds to it in that jurisdiction;

(g)	English terms to which another language translation has been added in italics shall be interpreted in accordance with such other language translation, disregarding the English term to which such other language translation relates;

(h)	the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

1.2.1	Headings and sub-headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.

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1.2.2	Except as expressly otherwise provided in this Agreement, all periods of time set out in this Agreement shall start on the day following the day on which the event triggering the relevant period of time occurred. The expiration date shall be included in the period of time. If the expiration date is not a Business Day, the expiration date shall be the next Business Day.

1.2.3	All interest accruing under this Agreement is to be calculated on the basis of the actual number of days elapsed and a year of 360 (three hundred sixty) days.

1.2.4	All notices, demands, requests, statements, certificates and other documents and communications related to this Agreement shall be in English.

1.2.5	No provision of this Agreement shall be interpreted against a Party solely as a result of the fact that such Party was responsible for drafting such a provision, it being acknowledged that Representatives of all Shareholders have participated in drafting and negotiating this Agreement.

2	SHARE CAPITAL

2.1.1	As from Completion, the Company’s issued and outstanding share capital amounts to USD [*] ([*] US dollars), consisting of [*] ([*]) Shares. As from Completion, the Shareholders hold all the Shares (on a fully diluted basis) in accordance with the cap table set out in Schedule 2.1.1.

2.1.2	At Completion, on the terms and subject to the conditions of the Original Agreement:

(a)	Renault contributed an amount of USD [*] ([*] US dollars) to the capital of the Company against the issuance by the Company of [*] ([*]) Shares, free from any Encumbrance, to Renault by way of execution of a notarial deed of issuance, a certified copy of which is attached to this Agreement as Schedule 2.1.2(a) (the Deed of Issuance);

(b)	Nissan contributed an amount of USD [*] ([*] US dollars) to the capital of the Company against the issuance by the Company of [*] ([*]) Shares, free from any Encumbrance, to Nissan by way of execution of the Deed of Issuance; and

(c)	MMC contributed an amount of USD [*] ([*] US dollars) to the capital of the Company against the issuance by the Company of [*] ([*]) Shares, free from any Encumbrance, to MMC by way of execution of the Deed of Issuance.

2.1.3	All Shares were fully paid-up at Completion. Payments on Shares have been, and will be, made in cash, unless otherwise agreed upon. Each Share carries one vote.

2.1.4	In calendar year [*], the Shareholders had no obligation to contribute more than a total of USD [*] ([*] US dollars) (including the USD [*] ([*] US dollars) amount shown in Clause 2.1.1 above), which amount is to be contributed progressively in tranches based on [*]. In calendar year [*], the Shareholders’ respective contribution ratios shall be [*]. As from [*], the targets and milestones (and each Shareholders’ contribution ratio) shall be determined [*].

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3	Completion

3.1	place

Completion took place on the Completion Date at the offices of Loyens & Loeff N.V. at Fred Roeskestraat 100, 1076 ED Amsterdam, the Netherlands.

3.2	Completion actions

On the Completion Date, each Party carried out, or procured the carrying out of, the following actions in the sequence set out below:

(a)	the execution of a [*], pursuant to which (i) the Articles of Association will be amended as per the execution of the Deed of Amendment and (ii) the Company will be able to issue Shares as contemplated under this Agreement;

(b)	each Shareholder ensured that [*];

(c)	execution of the Deed of Amendment by the Notary; and

(d)	execution of the Deed of Issuance by the Notary.

4	Corporate Governance

4.1	General

The Company shall have the following corporate bodies within the meaning of 2:189a DCC: (i) the Management Board, (ii) the Supervisory Board; and (iii) the General Meeting.

4.2	Management Board

Responsibilities

4.2.1	Subject to the provisions of this Agreement and the Articles of Association, the Management Board is responsible for the day-to-day management of the Company and, in particular:

(a)	the development and implementation of the Investment Policy Statement or IPS in accordance with Schedule 4.2.1(a), and the annual review and update (as necessary) of the IPS for consistency with the approved Business Plan;

(b)	the consideration and, if appropriate, the approval of Investment Proposals in accordance with this Agreement;

(c)	the proposal to the Supervisory Board for any appointment, suspension, dismissal or replacement of Investment Committee Members as contemplated by Clause 4.5.4;

(d)	the consideration and, if appropriate, the appointment, suspension, dismissal or replacement of board members to Investment Targets (where applicable), subject to Schedule 5, Part A, paragraph (d);

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(e)	the representation of the Company towards third parties and management of equity participations in Investment Targets;

(f)	the development of the Business Plan and the Budget in accordance with Clause 7;

(g)	the capture, documentation and recording of all costs associated with the operation of the Business and the Company, including the recognition by the Company of all costs associated with work performed for the Company by Shareholder engaged personnel;

(h)	the presentation of financial reports and other information to the Shareholders (including the reports and information referred to in Clause 8.1.2(a)); and

(i)	the implementation of the internal control system described in Clause 16, and the assessment of the suitability of, and adherence of Company personnel to, applicable risk (including risk of fraud) management procedures.

4.2.2	The Management Board will conduct the Business in the best interests of the Company and its Subsidiaries and in accordance with the Law, this Agreement, the Articles of Association, the then current and approved Business Plan and Budget and sound business practices.

Composition

4.2.3	The Company will have a management board initially consisting of two (2) directors (the Managing Directors), one (1) of whom shall be designated as chairman (the Chairman). At the date of this Agreement, the Managing Directors are: [*] (the Chairman) and [*].

4.2.4	The total number of Managing Directors shall be determined by the General Meeting and may be amended from time to time, subject to a unanimous vote of the General Meeting. Managing Directors will be appointed, dismissed and suspended by the General Meeting, subject to a unanimous vote of the General Meeting. The Chairman shall be appointed, suspended, dismissed and replaced by the General Meeting, subject to a unanimous vote of the General Meeting.

Management Board meetings

4.2.5	The Management Board shall in principle meet at the Company’s premises in the Netherlands and shall meet as frequently as necessary and desirable for the proper and effective management of the Company and the Business and to discuss the business, operations, affairs, finances and prospects of the Company, together with other matters requested to be discussed by the Chairman or by any Managing Director.

4.2.6	Each Managing Director has the right to convene meetings of the Management Board by sending written notice specifying the time, place and date of the meeting to the other Managing Directors, accompanied by the agenda for the meeting and the Supporting Materials (to the extent required by Schedule 1.1.3). Notice for the meeting shall be given not less than 10 (ten) calendar days in advance, unless the urgency of a relevant matter requires a shorter notice period. Any Managing Director may add additional items to the agenda by giving not less than 5 (five) calendar days’ notice to the other Managing Directors. Notwithstanding the foregoing, a Management Board meeting may be convened without any notice if and when all Managing Directors consent to such form of decision-making.

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4.2.7	Managing Directors may participate in the Management Board meetings either by attendance in person, by proxy to another Managing Director, by telephone, video conference, or by other means of communication by which all persons participating in the meeting are able to hear the entire meeting and can be heard by all other persons attending the meeting.

4.2.8	Each Managing Director shall have one (1) vote. Except where otherwise agreed in this Agreement, the Management Board shall adopt resolutions by affirmative vote of a simple majority of the Managing Directors present at the meeting. Resolutions may also be adopted by written resolution provided that the relevant resolution has been submitted to all Managing Directors and none of them objected to the resolution being adopted in writing.

4.2.9	The Chairman shall appoint a person to act as secretary for each Management Board meeting, who shall keep minutes of the meeting. The minutes shall contain the decisions made by the Management Board and record the decision making process, including summaries of the discussion for each decision. The minutes shall be adopted by the Management Board and as evidence thereof shall be signed by the Chairman and the secretary.

Quorum

4.2.10	The Management Board shall only be able to validly adopt resolutions in a duly convened meeting in which all Managing Directors are present or duly represented.

Conflicts of interest

4.2.11	A Managing Director shall not participate in deliberations and the decision-making process in the event of a direct or indirect personal conflict of interest between that Managing Director and the Company and the enterprise connected with it. If there is a personal conflict of interest in respect of all Managing Directors, the relevant decision shall be taken by the Supervisory Board. For the avoidance of doubt, this Clause 4.2.11 shall not prevent a “conflicted” Managing Director from participating in deliberations and the decision-making process in respect of any other resolutions to be considered by the Management Board.

Representative authority

4.2.12	The Company shall be represented by its Management Board. In addition, each Managing Director shall be solely authorised to represent the Company.

4.2.13	The Management Board may appoint proxy holders with general or limited power to represent the Company. Each such proxy holder shall be authorized to represent the Company, subject to the restrictions imposed on him (if any) by resolution of the Management Board from time to time.

Remuneration

4.2.14	[*] will be paid to the Managing Directors.

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4.3	Supervisory Board

Responsibilities

4.3.1	The Supervisory Board shall supervise the policies of the Management Board and the general course of affairs of the Company, and act as an advisory body to the Management Board. The Supervisory Board will act in the best interests of the Company and its Subsidiaries and in accordance with the Law, this Agreement and the Articles of Association.

4.3.2	The Supervisory Board is entrusted with providing advice to the Management Board on the Business and the general affairs of the Company.

Composition

4.3.3	The Company will have a supervisory board initially consisting of three (3) directors (the Supervisory Directors), being:

(a)	one (1) Supervisory Director R;

(b)	one (1) Supervisory Director N; and

(c)	one (1) Supervisory Director M.

4.3.4	At the date of this Agreement, the members of the supervisory board are: [*] (Supervisory Director R), [*] (Supervisory Director N) and [*] (Supervisory Director M). For as long as the Supervisory Board consists of three Supervisory Directors, each Shareholder has a right to appoint, dismiss or suspend its own Supervisory Director and the Shareholders hereby commit to vote in the General Meeting in accordance with this Clause 4.3.4.

4.3.5	The total number of Supervisory Directors shall be determined by the General Meeting and may be amended from time to time, subject to a unanimous vote of the General Meeting. Supervisory Directors will be appointed, dismissed and suspended by the General Meeting, subject to a unanimous vote of the General Meeting and provided that the Shareholders shall act in the General Meeting in accordance with Clause 4.3.4.

Supervisory Board meetings

4.3.6	The Supervisory Board shall meet as frequently as necessary and desirable taking into account the Company’s level of activities. Each Supervisory Director may call a meeting of the Supervisory Board as and when such Supervisory Director deems necessary.

4.3.7	Each Supervisory Director shall have 1 (one) vote. Except where otherwise agreed in this Agreement, the Supervisory Board shall adopt resolutions by unanimous vote of the Supervisory Directors.

4.3.8	Each Supervisory Director has the right to convene meetings of the Supervisory Board by sending written notice specifying the time, place and date of the meeting to the other Supervisory Directors, accompanied by the agenda for the meeting and the Supporting Materials (to the extent required by Schedule 1.1.3). Notice for the meeting shall be given not less than 15 (fifteen) calendar days in advance, unless the urgency of a relevant matter requires a shorter notice period. Any Supervisory Director may add additional items to the agenda by giving not less than 10 (ten) calendar days’ notice to the other Supervisory Directors. Notwithstanding the foregoing, Supervisory Board meetings may be held without any convening notice if and when all Supervisory Directors consent to such form of decision-making.

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4.3.9	Supervisory Directors may participate in the Supervisory Board meetings either by attendance in person, by proxy to another Supervisory Director, by telephone, or by other means of communication by which all persons participating in the meeting are able to hear the entire meeting and can be heard by all other persons attending the meeting.

Decision making

4.3.10	Subject to Clauses 4.3.13, 4.3.14, and 12.2.4(b) and except as otherwise provided in this Agreement, the decisions of the Supervisory Board, including for the avoidance of doubt the decisions of the Supervisory Board in respect of Supervisory Board Reserved Matters under Clause 5(a), shall require the unanimous vote of the Supervisory Directors. Resolutions may also be adopted by written resolution provided that the relevant resolution has been submitted to all Supervisory Directors and none of them objected to the resolution being adopted in writing.

4.3.11	For each Supervisory Board meeting, the Supervisory Board shall appoint 1 (one) of the Supervisory Directors to act as chairman, who shall conduct the meeting. The Supervisory Board shall also appoint a person to act as secretary for each Supervisory Board meeting, who shall keep minutes of the meeting. The minutes shall contain the decisions made by the Supervisory Board and record the decision making process, including summaries of the discussion for each decision. The minutes shall be adopted by the Supervisory Board and as evidence thereof shall be signed by the chairman and the secretary.

Quorum

4.3.12	The Supervisory Board shall only be able to validly adopt resolutions in a duly convened meeting in which all Supervisory Directors are present or duly represented.

Conflicts of interest

4.3.13	A Supervisory Director shall not participate in deliberations and the decision-making process in the event of a direct or indirect personal conflict of interest between that Supervisory Director and the Company and the enterprise connected with it. If there is such a personal conflict of interest in respect of all Supervisory Directors, the relevant decision shall be taken by the General Meeting. For the avoidance of doubt, this Clause 4.3.13 shall not prevent a “conflicted” Supervisory Director from participating in deliberations and the decision-making process in respect of any other resolutions to be considered by the Supervisory Board.

4.3.14	Subject to Clause 4.3.13, unless otherwise agreed in writing by the Shareholders who did not appoint the relevant Supervisory Director, a Supervisory Director shall be deemed unable to fulfil his tasks as a result of inability (belet) if the Supervisory Board is to resolve on:

(a)	any right of action by the Company against the Shareholder who appointed such Supervisory Director or against any of such Shareholder’s Affiliates, or vice versa;

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(b)	any proposed transaction or arrangement to be entered into between the Company and the Shareholder who appointed such Supervisory Director or any Affiliate of such Shareholder, or any variation of the terms of any existing transaction or arrangement between such persons; or

(c)	any other matter concerning, or reasonably likely to concern, a conflict between the interests of the Company and the Shareholder who appointed such Supervisory Director or any Affiliate of such Shareholder;

in which case the provisions of article 18.9 of the Articles of Association shall apply.

Remuneration

4.3.15	[*] will be paid to the Supervisory Directors.

4.4	General Meeting

Responsibilities

4.4.1	The General Meeting is responsible for all matters not specifically conferred upon the Management Board or the Supervisory Board, within the limits set by the Law and the Articles of Association.

Meetings

4.4.2	The General Meeting will meet at least once a year within 6 (six) months of the close of the Financial Year to adopt the Accounts of the Company and to determine the allocation and distribution of the profits (if any) of the Company (or at a later date if the General Meeting has granted an extension of time for the preparation of such Accounts), and further as often as the Management Board or the Supervisory Board deems necessary, and in any case prior to deciding on any Shareholder Reserved Matter.

4.4.3	General Meetings shall take place in accordance with the applicable provisions of the Articles of Association.

4.4.4	Each Shareholder may participate in the General Meeting either by attendance in person, by proxy, by telephone, or by other means of communication by which all persons participating in the meeting are able to hear the entire meeting and be heard by all the other persons attending the meeting.

4.4.5	General Meetings shall be held at the Company’s principle place of business in Amsterdam, the Netherlands. General Meetings may be held elsewhere in the Netherlands, provided that all persons with a Meeting Right have consented to the place of the meeting and prior to the decision-making process, the Managing Directors and the Supervisory Directors have been given the opportunity to render advice.

Decision making

4.4.6	Subject to Clause 5(b), all resolutions of the General Meeting shall be adopted with a simple majority of the votes validly cast.

4.4.7	In the event that the General Meeting is unable to take a resolution in respect of a Shareholder Reserved Matter and the same causes a disagreement, the provisions of Clause 6 shall apply.

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Quorum

4.4.8	The General Meeting shall only be able to validly adopt resolutions in a meeting in which all Shareholders are present or duly represented.

4.5	Investment Committee

Responsibilities

4.5.1	The Management Board will establish an investment committee (the Investment Committee) to act under its responsibility. For the avoidance of doubt, the Investment Committee shall not be a body of the Company under clause 2:189a DCC.

4.5.2	The Investment Committee is entrusted with providing advice to the Management Board and the Supervisory Board on the Business and on investments in an Investment Target, including on Investment Proposals regarding investments in an Investment Target, and divestments of the Company’s interests in an Investment Target.

4.5.3	Any Investment Committee Member may make an Investment Proposal to the Management Board or the Supervisory Board (as applicable).

Composition

4.5.4	At the date of this Agreement, the Investment Committee is composed of nine (9) members. The total number of members of the Investment Committee (the Investment Committee Members) shall be determined by the Management Board and may be amended from time to time, subject to the approval of the Supervisory Board. The Investment Committee Members shall be appointed, suspended, dismissed and replaced by the Management Board, subject to the approval of the Supervisory Board.

4.5.5	The Investment Committee Members may participate in the Investment Committee meetings either by attendance in person, by proxy to another Investment Committee Member, or fellow employee or officer of the same entity of relevant Investment Committee Member, by telephone, video conference, or by other means of communication by which all persons participating in the meeting are able to hear the entire meeting and can be heard by all other persons attending the meeting. Notwithstanding the foregoing, representation of an Investment Committee Member in an Investment Committee meeting by proxy to another person that is not an Investment Committee Member will be subject to the approval of all the other Investment Committee Members participating in such meeting. Investment Committee meetings shall take place as frequently as necessary and desirable for giving advice to the Management Board and the Supervisory Board (where applicable). Each Investment Committee Member or Managing Director may call a meeting of the Investment Committee as and when such Investment Committee Member or Managing Director deems necessary by sending written notice specifying the time, place and date of the meeting to the other Investment Committee Members, accompanied by the agenda for the meeting and the Supporting Materials (to the extent required by Schedule 1.1.3). Notice for the meeting shall be given not less than 10 (ten) calendar days in advance, unless the urgency of a relevant matter requires a shorter notice period. Any Investment Committee Member or Managing Director may add additional items (except Investment Proposals) to the agenda by giving not less than 5 (five) calendar days’ notice in advance to the Investment Committee. Notwithstanding the foregoing, Investment Committee Member meetings may be held without any convening notice if and when all Investment Committee Members consent to such form of decision-making.

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4.5.6	Each Investment Committee Member shall have 1 (one) vote. the Investment Committee shall adopt its advice in relation to Investment Targets by qualified majority of two-thirds of the votes validly cast.

Quorum

4.5.7	The Investment Committee shall be able to validly adopt its advice in relation to Investment Targets in a duly convened meeting in which the simple majority of Investment Committee Members are present or duly represented.

4.5.8	For each Investment Committee meeting, the Investment Committee shall appoint 1 (one) of the Investment Committee Members to act as chairman, who shall conduct the meeting. The Investment Committee shall also appoint a person to act as secretary for each Investment Committee meeting, who shall keep minutes of the meeting. The minutes shall be adopted by the Investment Committee and as evidence thereof shall be signed by the chairman and the secretary.

5	Reserved Matters

Each of the Parties shall, subject to the Law, procure (as far as it is reasonably able) that the Company, any corporate body of the Company and each of the Subsidiaries:

(a)	shall not take any action or resolution on any of the matters listed in Schedule 5 Part A without the prior unanimous approval of the Supervisory Board (the Supervisory Board Reserved Matters); and

(b)	shall not take any action or resolution on any of the matters listed in Schedule 5 Part B without the prior unanimous approval of the General Meeting (the Shareholder Reserved Matters).

6	Escalation Procedure

6.1.1	The Parties agree to apply the provisions of this Clause 6 in deviation of the statutory dispute resolution proceedings ex Section 2:335 et seq. DCC.

6.1.2	In case of any disagreement among the Parties arising out of or in connection with this Agreement, the Parties shall first endeavour to resolve such disagreement at the level of the management organization where such disagreement arose and, if the disagreement is not resolved, thereafter refer the relevant matter on which they are in disagreement to the Alliance Operating Board for amicable and unanimous resolution.

7	Business plan and BUDGET

7.1.1	The Management Board shall develop the business plan, which shall include [*], and [*] (the Business Plan). The Business Plan [*] shall be updated from time to time, but at least [*] and each update shall require the approval of [*]. The [*] shall provide the [*] with a draft annual update of the Business Plan [*] to be implemented for the following Financial Year in accordance with [*]. Finalization and approval of the annual update of the Business Plan [*] by the [*] shall occur no later than [*]. The [*] shall be approved jointly by the [*]; provided, however, that prior to such approval the [*] shall be presented to the [*] for their review and input.

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7.1.2	The Business Plan shall also set forth the [*]. The [*] shall be defined by [*], in accordance with [*].

8	reporting and information rights of shareholders

8.1	Reporting

8.1.1	The Company undertakes to provide the Shareholders with [*], in such form and detail as the Shareholders may reasonably require from time to time. The [*] will also enquire [*].

8.1.2	The Company agrees to furnish the Shareholders with the following information and documentation (which, to the extent relevant, shall be prepared in a manner consistent with [*]):

(a)	within [*] Business Days following the end of each [*], [*];

(b)	within [*] months after the end of each [*], the [*];

(c)	within [*] calendar days after the end of each [*], a [*];

(d)	at least [*] Business Days before the end of each [*], a [*];

(e)	promptly following the request by a Shareholder, the [*];

(f)	every [*] months after the [*], periodic [*];

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(g)	within [*] calendar days after the end of [*], the [*];

(h)	within [*] calendar days after the end of [*], [*]; and

(i)	on [*], any other information which the Shareholders may [*], [*].

8.1.3	The [*] shall provide the [*], on a [*] with any information which the [*] may [*].

8.2	Shareholder Audits and Review

Any Shareholder shall [*], from time to time but in any event not more frequently than [*], be entitled to require an audit of [*], and, upon reasonable notice and subject to an appropriate level of confidentiality, the Company shall allow [*].

9	DIVIDENDS

Distributions will be allocated to the Shareholders pursuant to [*].

10	FURTHER FINANCING

10.1.1	The Shareholders acknowledge that the Company may need further financing from time to time in order to fund [*]. Such further financing requirements shall be satisfied by [*]and shall in principle be raised through [*], in each case, to be recorded in the same [*]. For the purposes of the [*] contemplated in this Clause 10.1.1, the Shareholders shall [*]. The obligations of the Shareholders [*] shall terminate [*].

10.1.2	Save for the [*], no Shareholder shall be under any obligation whatsoever to [*] without that Shareholder’s written consent.

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10.1.3	If one or more Shareholders [*], the [*] will decide how to handle [*]. The [*] will also be decided by [*], in the same manner as described in [*] determinations, with the [*].

10.1.4	The Company shall anticipate [*] through c [*] aligning with, as far as practicable, the timing of the [*], provided each Shareholder shall be given not less than [*] calendar days’ prior notice to make any such [*].

10.1.5	Any [*], in the then [*], that was not [*], in that [*], shall be available to fund the approved Business Plan [*] for the following [*]. For the avoidance of doubt, and without limiting [*], approval of the Business Plan [*] does not constitute an obligation on a Shareholder to [*].

11	TRANSFER OF SHARES

11.1	General prohibition

Except as otherwise provided in this Clause 11 and subject to Clause 12, no Shareholder shall directly or indirectly [*], without the prior written unanimous approval of [*].

11.2	Permitted transfers

Intra-Group transfers

Notwithstanding the general restrictions on [*], each of the Shareholders shall be entitled at any time to transfer all ([*]) of [*], subject, however, to the prior written consent of the [*], which consent shall not be unreasonably withheld and provided that the [*].

11.3	Accession to this Agreement and transfer of all related rights

11.3.1	No Shareholder ([*]) shall transfer any [*]is permitted by this Agreement, (ii) prior to the consummation of any [*] executes and delivers to [*] a duly executed copy of [*] and (iii) all related rights and obligations with respect to [*]. Pursuant to the provisions of [*] confirms that, with respect to the [*], it shall be deemed to be a [*]for purposes of this Agreement and agrees to be bound by all the terms and conditions of the Agreement.

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11.3.2	The Parties shall procure that the Company does not [*] other than pursuant to the provisions of this Agreement and subject to such person either being a Party to this Agreement or having entered into a [*].

12	DEFAULT EVENTs

12.1	Default Event

A Shareholder shall be in default of this Agreement upon the occurrence of any of the following events in respect of it (a Defaulting Shareholder):

(a)	it commits a [*];

(b)	an [*]; and

(c)	a [*]

(each a Default Event).

12.2	Default Notice

12.2.1	Each Shareholder shall [*]notify [*] if it [*] or if it becomes aware of [*], specifying [*].

12.2.2	The Company shall, [*] after receipt of such notice, serve written notice by registered mail [*]confirming whether or not [*].

12.2.3	Without prejudice to any [*], the [*] may, within [*] Business Days of (i) notifying the [*], or (ii) having been notified by [*] and provided that [*], elect by jointly serving a written notice (a Default Notice) on [*]to:

(a)	jointly [*]; or

(b)	in case the [*], require the [*].

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12.2.4	For as long as the relevant Shareholder [*], the following principles shall apply:

(a)	the [*] shall be suspended; and

(b)	unless otherwise agreed in writing by [*], shall be unable to [*]. The other [*] shall [*].

12.3	Fair market value

12.3.1	For purposes of Clause 12.2, the [*] shall be determined in [*]. If the Shareholders fail to reach agreement on [*].

12.3.2	All costs and expenses incurred in [*] shall be for the account of and paid by [*]. Each Party shall procure that [*].

12.4	Buy/Sell Process

12.4.1	Once the [*] has [*]], the [*] shall be bound (subject only to [*]) to complete (or procure the completion of) the [*].

12.4.2	In the remainder of this Clause 12.4 the [*], the Shareholder required to [*].

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12.4.3	Completion of the [*]shall take place at the [*] whereupon:

(a)	the [*];

(b)	the [*];

(c)	the [*];

(d)	the [*]; and

(e)	if requested by any of the [*], [*].

12.4.4	If the [*] in accordance with its obligations hereunder, the [*] will be authorised to [*].

12.4.5	The provisions of Clause 11.3 shall apply to the [*], whether the [*].

12.4.6	To the extent permitted by Law, the Parties wish to [*] set out in this Clause 12.4 over [*], such that the agreed procedures set out herein shall [*].

12.4.7	If the [*] have not been effected at the [*] of the applicable [*] pursuant to Clause 12.4.1, the [*], unless the fact that such [*] is due to [*].

13	CONFIDENTIALITY

13.1.1	Each of the Parties hereby undertakes for the Confidentiality Period defined in Clause 13.1.3 below, to treat all information relating or belonging to the other Parties, whether furnished before or during the term of this Agreement (hereinafter referred to as the “Confidential Information”), as confidential and will not disclose the same to any third party without the prior written consent of the other Parties; provided, however, that the above shall not apply to information which is or becomes part of the public domain through no fault of the receiving Party, nor shall the above restrict or prohibit the disclosure of such information to competent Governmental Entities if required to bring about the transactions contemplated by this Agreement or to the extent required by Law.

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13.1.2	The receiving Party shall (i) only disclose information in relation to the other Parties to its Representatives who need to know such information for the purpose of this Agreement; (ii) cause its Representatives to strictly comply with the obligations of this Clause 13; and (iii) be responsible for any action or inaction of its Representatives resulting in a breach of such obligations. The Parties shall take all necessary steps to ensure that their and their Representatives comply in all respects with this Clause 13.

13.1.3	The obligations undertaken by the Parties pursuant to this Clause 13 shall survive the termination of this Agreement, and shall remain in effect and be binding on the Parties for a period of [*] except for such [*] (the “Confidentiality Period”).

13.1.4	All Confidential Information shall remain the sole and exclusive property of the disclosing Party, and may be used by the receiving Party only for the purpose of this Agreement. Nothing contained in this Agreement will be construed as granting or conferring any rights by license or otherwise, expressly, impliedly, or otherwise for any intellectual property of the disclosing Party, including but not limited to the disclosing Party’s rights in patent, copyright, invention, discovery or improvement made, conceived or acquired prior to or after the execution of this Agreement.

13.1.5	The Shareholders agree to ensure that any specific data/information in Confidential Information which might be commercially sensitive if disclosed by, or received from, another Shareholder in relation to certain countries, is treated in the manner explained in competition law guidelines agreed amongst the Shareholders, in compliance with all competition and antitrust laws.

13.1.6	A Party may not [*].

14	TERM AND TERMINATION

14.1	Term

This Agreement shall become effective immediately on the date hereof, upon execution by or on behalf of all Parties and shall remain in full force and effect until [*].

14.2	Termination

Subject to Clause 14.3, this Agreement:

(a)	can be terminated by [*];

(b)	shall automatically terminate upon [*]; and

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(c)	shall automatically terminate with respect to [*].

14.3	Consequences of termination

14.3.1	If this Agreement is terminated pursuant to Clause 14.2:

(a)	each Shareholder shall [*];

(b)	all f[*]; and

(c)	subject to Clause 14.3.2, none of the [*].

14.3.2	Termination of this Agreement shall not affect the accrued rights and obligations of the Parties at that time, nor the continued validity of the provisions of [*].

15	No Partnership or Agency

Nothing in this Agreement shall constitute or be deemed to constitute a partnership or agency relationship between the Parties, and other than as expressly provided in this Agreement, no Party will be entitled to bind or commit the other Party.

16	Internal Control AND ONGOING commitments

16.1	Each Shareholder shall procure that the Company will, and the Company confirms that it will establish, maintain and duly administer, and always act in accordance with, an internal control system comprising [*] as are necessary or advisable to ensure:

(a)	compliance with [*];

(b)	compliance with [*] [*]; and

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(c)	prevention of [*].

The Company shall perform periodic assessments to confirm and ensure adherence to the internal control system.

16.2	No employee of any Shareholder occupying any [*], shall be entitled to any [*].

17	Conflict with articles of association

If and to the extent there is a conflict between the provisions of this Agreement and the Articles of Association or the articles of association of any of the Subsidiaries, the [*] shall prevail to the fullest extent possible. The Parties shall exercise all voting rights and other rights and powers available to them so as to give effect to the provisions of this Agreement and shall further (to the extent necessary and lawful or desirable in order to secure corporate effect) procure any required amendment, waiver or suspension of the relevant provisions of the Articles of Association or the articles of association of any of the Subsidiaries to the extent necessary to permit the Company and the Subsidiaries to be administered as provided in this Agreement.

18	MISCELLANEOUS

18.1	Further assurances

Each Party shall act in accordance with the provisions of this Agreement and shall at its own cost and expense, execute such documents and do such things, or procure (as far as it is reasonably able) that another person executes such documents and does such things, as any other Party may from time to time reasonably require in order to give full effect to, and to give each Party the full benefit of, this Agreement.

18.2	Costs and expenses

Except as otherwise provided in this Agreement or any other Transaction Documents, each Party shall pay [*].

18.3	Assignment

The rights and obligations of a Party under this Agreement cannot be assigned, otherwise transferred (whether directly or indirectly) or Encumbered, without the prior written consent of the [*]. Any purported assignment, transfer or Encumbrance in breach of this Clause 18.3 shall be null and void.

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18.4	Entire Agreement

This Agreement (together with the other Transaction Documents) represents the entire understanding, and constitutes the whole agreement, in relation to the transaction contemplated by this Agreement and replaces any prior agreement including undertakings, arrangements, offer letters, understandings or statements of any nature (whether or not in writing) between the Parties with respect thereto.

18.5	Remedies

Except as otherwise provided in this Agreement, each Party hereby excludes or irrevocably waives its [*] and each Party hereby excludes or irrevocably waives its rights arising out of [*].

18.6	Waiver and variation

18.6.1	Except as otherwise provided in this Agreement, no omission or delay on the part of any Party in exercising any right or remedy under this Agreement or by Law shall be construed as a waiver thereof or of any other right or remedy, nor shall prejudice or impair any further exercise of such or any other right or remedy. Any single or partial exercise of any right or remedy under this Agreement or by Law shall not preclude the further or any future exercise thereof or of any other right or remedy.

18.6.2	A waiver of any right or remedy under this Agreement shall only be effective if [*], and shall not be deemed a waiver of any right or remedy in respect of any [*].

18.6.3	An amendment of or supplement to this Agreement shall only be valid if it is in writing and duly signed by or on behalf of the Parties.

18.7	No third party beneficiaries

This Agreement is concluded for the benefit of the Parties and their respective successors and permitted assigns, and nothing in this Agreement is intended to or implicitly confers upon any other person any right, benefit or remedy of any nature whatsoever, except to the extent explicitly stated in this Agreement. In the event that any third party stipulation contained in this Agreement is accepted by a third party, such third party will not become a party to this Agreement.

18.8	Severability

If any provision of this Agreement, or the application thereof to any Party or circumstance, is held to be illegal, invalid or unenforceable in whole or in part under any Law, then such provision shall to that extent be deemed not to form part of this Agreement and, to the extent reasonably possible, replaced with a legal, valid and enforceable provision that, seen in the context of this Agreement as a whole, achieves as closely as possible the intention of the Parties under this Agreement, without affecting the legality, validity and enforceability of the remainder of this Agreement.

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18.9	Notices

18.9.1	Any communication to be made under or in connection with this Agreement, including any notice to be given by a Party to the other Party or Parties, shall be in writing and in English, and except as otherwise provided in this Agreement, may be by letter or email, provided that for information to be provided to each Shareholder [*], each Shareholder shall nominate in writing to the Company the [*]. Such [*] shall manage the information flow between its [*].

18.9.2	The (email) address and the company, department or officer, if any, for whose attention the communication is to be made of each Party for purposes of any communication under or in connection with this Agreement is that identified in this Clause 18.9.2 or any substitute (email) address or company, department or officer as a Party may notify the other Parties by not less than 5 (five) Business Days' notice.

Renault

Address: 13-15 Quai Alphonse Le Gallo,. 92100 Boulogne-Billancourt, France

Attention: [*]

Tel: [*]

Email: [*]

MMC

Address: 1-21, Shibaura 3-chome, Minato-ku, Tokyo 108-8410, Japan

Attention: [*]

Tel: [*]

Email: [*]

Nissan

Address: 1-1-1 Takashima, Nishi-ku, Yokohama, Kanagawa 220-8686, Japan

Attention: [*]

Tel: [*]

Email: [*]

Company

Address: Jachthavenweg 130, 1081KJ Amsterdam, the Netherlands

Attention: [*]

Email: [*]

With a copy to:

Address: 13-15 Quai Alphonse Le Gallo, 92100 Boulogne-Billancourt, France

Attention: [*]

Tel: [*]

Email: [*]

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18.9.3	Any notice shall be delivered by hand or courier, or sent by registered post or email, and shall be deemed to have been received:

(a)	in the case of delivery by hand or courier service, at the time of delivery;

(b)	in the case of registered post, on the [*] Business Day following the date of posting; and

(c)	in the case of email, on the date and time transmitted, as evidenced by confirmation of delivery by a delivery receipt.

18.9.4	Any notice not received on a Business Day or received after [*] on any Business Day in the place of receipt shall be deemed to be received on the following Business Day.

18.10	Governing Law and Jurisdiction

18.10.1	This Agreement and any obligations arising out of or in connection with it are governed by and shall be construed in accordance with the laws of the Netherlands.

18.10.2	Before [*], other than for [*] measures, may be commenced or the [*] may be initiated [*] in respect of any [*] arising out of or in connection with this Agreement, the Parties shall first endeavour to [*].

18.10.3	Except as expressly otherwise provided in this Agreement and subject to [*], any [*] arising out of or in connection with this Agreement, including regarding the existence or validity of this Agreement, and any obligations arising out of or in connection with this Agreement, shall, unless [*], be [*] by [*]. Each Shareholder hereto will be bound by the [*]. The [*], including the [*], shall be confidential.

18.11	Counterparts

This Agreement is executed in [*].

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

Schedules, Annexes and signature page(s) to follow

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Schedule 1.1.1

Deed of Amendment

Execution Copy dated 2 October 2019

Schedule 1.1.2

Investment Proposals

[*]

Execution Copy dated 2 October 2019

Schedule 1.1.1

Supporting Materials

[*]

Execution Copy dated 2 October 2019

Schedule 2.1.1

Capital structure immediately following Completion

[*]

Execution Copy dated 2 October 2019

Schedule 2.1.2(a)

Deed of Issuance

Execution Copy dated 2 October 2019

Schedule 3.2(a)

Written Shareholders’ resolution

Execution Copy dated 2 October 2019

Schedule 4.2.1(a)

Investment Policy Statement

[*]

Execution Copy dated 2 October 2019

Schedule 5

Reserved Matters

[*]

Execution Copy dated 2 October 2019

Schedule 10.1.1

Share premium contribution agreement

Execution Copy dated 2 October 2019

Schedule 11.3.1

Deed of Adherence

[*]

Execution Copy dated 2 October 2019

Schedule 12.3.1

Independent Expert

[*]

Execution Copy dated 2 October 2019